Exhibit 99.1

Pro-Pharmaceuticals Retains Camargo Pharmaceutical to Provide Strategic
             Regulatory Support for 505(b)(2) Submissions

   Camargo has Consulted on 24 Successful 505(b)(2) Drug Development
                               Programs


    NEWTON, Mass.--(BUSINESS WIRE)--Aug. 3, 2007--Pro-Pharmaceuticals, Inc. (AMEX: PRW), a company "Advancing Drugs Through Glycoscience(R)", today announced it has retained Camargo Pharmaceutical Services, LLC to provide strategic regulatory support for the Company's 505(b)(2) submissions with the U.S. Food and Drug Administration (FDA).

    Camargo's expertise in regulatory affairs and submissions includes the preparation and submission of New Drug Applications, Abbreviated NDAs, and 505(b)(2) NDAs. Camargo's capabilities can expedite the regulatory submission and approval process, resulting in time and cost savings for its clients.

    "Our goal is to get DAVANAT(R) to market in a timely manner with multiple chemotherapy drugs," stated David Platt, Ph.D., Chief
Executive Officer, Pro-Pharmaceuticals, Inc. "We submitted pre-clinical and clinical data to the FDA that demonstrates DAVANAT(R) improves 5-FU. In other pre-clinical studies, DAVANAT(R) also improved activity of FDA-approved chemotherapeutics, such as Irinotecan, Oxaliplatin, Cisplatin, Avastin(R), Taxol and Doxorubicin."

    "Our regulatory track record speaks for itself, with more than 150 FDA approvals completed by Camargo members and an outstanding history of first-cycle FDA approvals," said Kenneth V. Phelps, President, Camargo Pharmaceutical Services, LLC. "Based on our success with 505(b)(2) submissions, our distinctive process for these applications is one of the most efficient and effective in the industry. Camargo's proven success with 505(b)(2) applications results from our detailed knowledge of FDA filing requirements, and use of established and well-accepted methodologies."

    DAVANAT(R) Submissions for 505 (b)(2) Filings as a Functional
Excipient

    The Company has submitted data to begin 505(b)(2) filings for DAVANAT(R), as a functional excipient, to be co-administered intravenously with 5-FU to treat cancer. In previous news releases, the Company noted that the FDA stated that DAVANAT(R) does not require additional toxicity or clinical trial data for 505(b)(2) filings. With the addition of Camargo to its regulatory team, the Company will reassess, based on prior and future correspondence with the FDA, whether additional studies may be required for the 505(b)(2) submissions and the Company will subsequently collect and submit any additional data required. This reassessment is now ongoing, and the Company plans to finalize its 505(b)(2) filing strategy by the end of 2007. Though subject to change based on this reassessment, the Company now intends to submit a 505(b)(2) application in support of DAVANAT(R) as a functional excipient to be co-administered with 5-FU to treat cancer by the fourth quarter of 2007 or first quarter of 2008. Additional 505(b)(2) filings for DAVANAT(R)/5-FU/leucovorin and DAVANAT(R)/5FU/irinotecan will follow.

    DAVANAT(R) as a Functional Excipient

    The Company is using Section 505(b)(2) to obtain more timely and efficient marketing approval of new formulations of previously approved therapeutics that incorporate DAVANAT(R), the Company's drug target delivery compound. The Company is seeking approval for DAVANAT(R), a galactomannan, to be co-administered intravenously with 5-FU and to be co-administered with Irinotecan for the treatment of cancer. In complex products such as chemotherapeutics, the functional role of an excipient is important when used as a drug target delivery to reduce toxicity and/or increase efficacy. Galactomannans have been approved by the FDA for applications, such as oral, topical and vaginal delivery of drugs. DAVANAT(R) extends the use of galactomannans to the delivery of chemotherapeutic drugs.

    About Camargo Pharmaceutical Services

    Camargo Pharmaceutical Services, LLC increases speed-to-market for its pharmaceutical clients in the U.S. and abroad. As their strategic outsourcing partner, Camargo provides efficient, cost-effective comprehensive drug product development, clinical program development and regulatory services for Phases I-IV. Team Camargo members have realized over 150 FDA approvals for ANDAs and NDAs, 505(b)(1)s and 505(b)(2)s, in a wide range of therapeutic areas. Additional information is available at www.camargopharma.com.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals, Inc. is engaged in the discovery, development, and commercialization of therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular, and inflammatory diseases. The Company's initial focus is the development of carbohydrate polymers to enhance the safety and efficacy of chemotherapy agents. The Company's technology also is directed at "rescuing" drugs that were shelved for toxicity or "half-life" issues, increasing the solubility of existing drugs, and developing polymers as new chemical entities. The need to improve drug therapies, particularly anti-cancer agents, is significant and represents a large market opportunity. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD-LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates, and uncertainties related to regulatory review and approval of our product candidates. More information about those risks and uncertainties is contained in the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. AVASTIN is a registered trademark of Genentech, Inc.

    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com